AFA Asset Based Lending Fund 486BPOS

Exhibit 99(l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in Post-Effective Amendment No. 7 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of AFA Asset Based Lending Fund (File Nos. 333-252742 and 811-23636). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

August 27, 2026